Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-85978 and 333-120775 on Form S-3 and 333-122855 on Form S-4 of Fox Entertainment Group, Inc. of our report relating to the consolidated financial statements of The DIRECTV Group, Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and the related financial statement schedules appearing in this Annual Report on Form 10-K/A of Fox Entertainment Group, Inc. for the year ended June 30, 2004. Such report, which is dated February 28, 2005, expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” and the change in method of accounting for subscriber acquisition, upgrade and retention costs.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 4, 2005